Exhibit 99.1

Broadcom Corporation to Offer Senior Notes

IRVINE, Calif., Nov. 4, 2011 – Broadcom Corporation (NASDAQ: BRCM) today announced its intention to offer, subject to market and other conditions, $500 million of senior notes under an effective shelf registration statement on Form S-3, as amended, on file with the Securities and Exchange Commission.

Broadcom expects to use the net proceeds from the offering to fund a portion of the consideration for Broadcom’s proposed acquisition of NetLogic Microsystems, Inc., and any excess for general corporate purposes. J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are acting as joint book-running managers for the offering. To obtain a copy of a prospectus and any prospectus supplement for this offering, please contact J.P. Morgan Securities LLC at (212) 834-4533 or Morgan Stanley & Co. LLC toll-free at (866) 718-1649.

This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a prospectus and any prospectus supplements thereto. No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Cautions Regarding Forward-Looking Statements

All statements included in this release, other than statements or characterizations of historical fact, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our business and industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

Broadcom’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss important risk factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition. The forward-looking statements in this release speak only as of this date. We undertake no obligation to revise or update publicly any forward-looking statement to reflect future events or circumstances.

About Broadcom

Broadcom Corporation (NASDAQ: BRCM), a FORTUNE 500® company, is a global leader and innovator in semiconductor solutions for wired and wireless communications. Broadcom® products seamlessly deliver voice, video, data and multimedia connectivity in the home, office and mobile environments. With the industry’s broadest portfolio of state-of-the-art system-on-a-chip and embedded software solutions, Broadcom is changing the world by Connecting everything®. For more information, go to www.broadcom.com.

Broadcom® , the pulse logo, Connecting everything®, and the Connecting everything logo are among the trademarks of Broadcom Corporation and/or its affiliates in the United States, certain other countries and/or the EU. Any other trademarks or trade names mentioned are the property of their respective owners.

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Corporate Communication Karen Kahn Vice President, Global Communication 949-926-3139 kkahn@broadcom.com	Investor Relations Chris Zegarelli Director, Investor Relations 949-926-7567 czegarel@broadcom.com

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